Exhibit 8.1

May 29, 2008

Seaspan Corporation

Unit 2, 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong F4 00000

China

Attention: Gerry Wang

Ladies and Gentlemen:

We have acted as counsel for Seaspan Corporation (the “Company”), a corporation formed under the laws of the Republic of the Marshall Islands, with respect to certain legal matters in connection with the registration, on Form F-3 dated May 29, 2008 (the “Registration Statement”), of 10,000,000 common shares in the capital of the Company issuable pursuant to the Company’s dividend reinvestment purchase plan. In connection therewith, we prepared the discussion set forth under the caption “U.S. Federal Income Tax Considerations Related to the Plan” in the Registration Statement (the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted, represent our opinion with respect to the matters set forth therein as of the date of the Registration Statement qualified by the limitations contained in the Discussion. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided are accurate discussions of such U.S. federal income tax matters (except for the representations and statements of fact of the Company included in such Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com